Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
Contacts:

Investment Community
JAMES J. MURREN
President, Chief Financial Officer &
Treasurer
(702) 693-8877
News Media
ALAN M. FELDMAN
Senior Vice President
Public Affairs
(702) 891-7147

ANTHONY MANDEKIC JOINS THE MGM MIRAGE BOARD OF DIRECTORS
LAS VEGAS, May 12, 2006 – MGM MIRAGE (NYSE: MGM) today announced that Anthony Mandekic has accepted an invitation to join the Company’s Board of Directors. Mr. Mandekic was elected to his new post by the MGM MIRAGE Board of Directors at their regularly scheduled meeting held on May 9, 2006.
“We are very pleased to welcome Anthony Mandekic to the MGM MIRAGE Board of Directors,” said MGM MIRAGE Chairman and Chief Executive Officer J. Terrence Lanni. “His expertise in the gaming and financial arenas will serve as a valuable and dynamic asset to our Board in the future direction of our Company.”
Mr. Mandekic brings a wealth of gaming and management experience to the 15-member board. He currently serves as Secretary/Treasurer of Los Angeles based Tracinda Corporation, a corporation wholly-owned by Kirk Kerkorian, and has held this position since Tracinda’s inception in 1976. He previously established and supervised the operation of the Cal-Neva Lodge in Lake Tahoe and served as President, Vice President and Director of the Stars Desert Inn, which operated the former Desert Inn resort on the Las Vegas Strip from September 1991 to December 1993.
Since 1989, Mr. Mandekic has also been the Chief Financial Officer and a Director of the Lincy Foundation, a charitable organization founded by Mr. Kerkorian.
Mr. Mandekic is a graduate of the University of Southern California with a bachelor’s degree in Science-Accounting, worked for Arthur Andersen & Co. and is a Certified Public Accountant.
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.